Exhibit 10.19

FORM OF

FRONTIER COMMUNICATIONS PARENT, INC.

2021 MANAGEMENT INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

This RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”), is made as of the [______] (the “Grant Date”) between Frontier Communications Parent, Inc., a Delaware corporation (the “Company”), and [______] (the “Participant”), and is made pursuant to the terms of the Company’s 2021 Management Incentive Plan (the “Plan”).  Capitalized terms used herein but not defined shall have the meanings set forth in the Plan.

Section 1.        Restricted Stock Units.    The Company hereby issues to the Participant, as of the Grant Date,  [______] restricted stock units (the “RSUs”), subject to such vesting, transfer and other restrictions and conditions as set forth in this Agreement (the “Award”).  Each RSU represents the right to receive one Share, subject to the terms and conditions set forth in this Agreement and the Plan.

Section 2.        Vesting Requirements

(a)        Generally.   Except as otherwise provided herein, the RSUs shall vest and become non-forfeitable in equal installments on each of the [first three anniversaries of the date on which the Company emerged from chapter 11 bankruptcy]/[Start Date] (“Vesting Date”),  subject to the Participant’s continuous service with the Company and its Affiliates (“Service”) from the Grant Date through the applicable Vesting Date.

(b)        Termination of Service without Cause, death or Disability or for Good Reason (other than during the 24-Month Period Immediately Following a Change in Control).  Notwithstanding Section 2(a)  hereof, in the event of the Participant’s termination of Service by the Company and its Affiliates without Cause, as a result of the Participant’s death or Disability, or by the Participant for Good Reason (and, in each case, other than during the 24-month period immediately following a Change in Control (the “CIC Period”)), then  a number of RSUs that would have otherwise vested on the next-scheduled Vesting Date immediately following such termination shall become fully vested on the date of such termination, subject to the Participant’s execution and non-revocation of an effective release of claims in a form provided by the Company.  Any RSUs that do not become vested pursuant to the foregoing sentence shall be immediately be forfeited and cancelled upon such termination of Service.

For purposes of this Agreement, “Disability” shall have the meaning set forth in the Company’s Long Term Disability program for non-union employees.

(c)        Other Terminations of Service.  Upon the occurrence of a termination of the Participant’s Service for any reason other than as provided for by Section 2(b) or (d) hereof, all outstanding and unvested RSUs shall immediately be forfeited and cancelled, and the Participant shall not be entitled to any compensation or other amount with respect thereto.

(d)        Change in Control.  Notwithstanding the foregoing, upon the occurrence of a Change in Control, the RSUs will be subject to Section 12 of the Plan;  provided, that if any

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portion of the RSUs are continued, assumed, replaced, converted or substituted in accordance with Section 12(a) of the Plan, then, if during the CIC Period the Participant’s Service is terminated by the Company or a successor without Cause or due to a resignation by the Participant for Good Reason, or as a result of the Participant’s death or Disability, then all of the unvested Restricted Stock Units will become fully vested and will be settled within 60 days following the termination date.

Section 3.        Settlement.  As soon as reasonably practicable following the applicable Vesting Date or termination date, as applicable, (and in any event within 60 days following the applicable Vesting Date or termination date, as applicable),  any RSUs that become vested and non-forfeitable shall be paid by the Company delivering to the Participant a number of Shares equal to the number of RSUs that vested and became non-forfeitable pursuant to Section 2 hereof.

Section 4.        Restrictions on Transfer.  No  RSUs (nor any interest therein) may be sold, assigned, alienated, pledged, attached or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any such purported sale, assignment, alienation, pledge, attachment, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute a sale, assignment, alienation, pledge, attachment, transfer or encumbrance.

Section 5.        Investment Representation.  The  Participant is acquiring the RSUs for investment purposes only and not with a view to, or in connection with, the public distribution thereof in violation of the Securities Act of 1933, as amended (the “Securities Act”).  No Shares shall be acquired unless and until the Company and/or the Participant shall have complied with all applicable federal or state registration, listing and/or qualification requirements and all other requirements of law or of any regulatory agencies having jurisdiction, unless the Committee has received evidence satisfactory to it that the Participant may acquire such shares pursuant to an exemption from registration under the applicable securities laws.  The Participant understands and agrees that none of the RSUs may be offered, sold, assigned, transferred, pledged, hypothecated or otherwise disposed of except in compliance with this Agreement and the Securities Act pursuant to an effective registration statement or applicable exemption from the registration requirements of the Securities Act and applicable state securities or “blue sky” laws.   Notwithstanding anything herein to the contrary, the Company shall have no obligation to deliver any Shares hereunder or make any other distribution of benefits hereunder unless such delivery or distribution would comply with all applicable laws (including, without limitation, the Securities Act), and the applicable requirements of any securities exchange or similar entity.

Section 6.        Adjustments.  The Award granted hereunder shall be subject to adjustment as provided in Section 4(b) of the Plan.

Section 7.        No Right of Continued Service.  Nothing in the Plan or this Agreement shall confer upon the Participant any right to continued Service with the Company or any Affiliate.

Section 8.        Tax Withholding.  The  Award shall be subject to tax and/or other withholding in accordance with Section 13(e) of the Plan;  provided, that the Participant may satisfy any withholding obligation associated with the Award by having the Company withhold from the number of Shares otherwise deliverable to the Participant with respect to the Award a number of Shares with a Fair Market Value equal to such withholding liability, as determined by the Company.

Section 9.        No Rights as a Stockholder; Dividends.  The Participant shall not have any privileges of a stockholder of the Company with respect to any RSUs, including without limitation any right to vote any Shares underlying such RSUs or to receive dividends or other distributions in respect thereof, unless and until Shares underlying the RSUs are delivered to the Participant in accordance with Section 3 hereof.  Notwithstanding the foregoing, if the Company declares any dividend the record date of which occurs while the RSUs are outstanding (i.e., have not been settled pursuant to Section 3), the Participant shall be credited a dividend equivalent in an amount and form equal to the dividend that would have been paid on the shares of Common Stock underlying such outstanding RSUs had such shares been outstanding on such record date.  Any such dividend equivalents shall be subject to the same vesting conditions applicable to the underlying RSU with respect to which they accrue, and shall vest and settled only if and when the underlying RSU vests, and will be forfeited if the underlying RSU is forfeited.

Section 10.        Clawback.  The RSUs will be subject to any clawback or recoupment policy adopted by the Board or the Committee from time to time, including the Company’s Clawback Policy adopted by the Committee on May 6, 2021, as well as any clawback or recoupment policy that the Committee is required to adopt under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the SEC or any national securities exchange on which the Shares may be listed.  The implementation of any clawback policy will not be deemed a triggering event for purposes of any definition of “good reason” for resignation or “constructive termination.”

Section 11.        Amendment and Termination.  Subject to the terms of the Plan, any amendment to this Agreement shall be in writing and signed by the parties hereto.  Notwithstanding the immediately-preceding sentence, subject to the terms of the Plan, the Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, this Agreement and/or the Award; provided that, subject to the terms of the Plan, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially impair the rights of the Participant or any holder or beneficiary of the Award shall not be effective without the written consent of the Participant, holder or beneficiary.

Section 12.        Construction.  The Award granted hereunder is granted by the Company pursuant to the Plan and is in all respects subject to the terms and conditions of the Plan.  The Participant hereby acknowledges that a copy of the Plan has been delivered to the Participant and accepts the Award hereunder subject to all terms and provisions of the Plan, which are incorporated herein by reference.  In the event of a conflict or ambiguity between any term or provision contained herein and a term or provision of the Plan, the Plan will govern and prevail.  The construction of and decisions under the Plan and this Agreement are vested in the Committee, whose determinations shall be final, conclusive and binding upon the Participant.

Section 13.        Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the choice of law principles thereof,  or principles of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 14.        Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

Section 15.        Binding Effect.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

Section 16.        Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

Section 17.        Section 409A.  This Agreement is intended to comply with, or be exempt from, Section 409A of the Code and shall be construed and administered in accordance with Section 409A of the Code.  The Restricted Stock Units granted hereunder shall be subject to the provisions of Section 14 of the Plan.

Section 18.        Entire Agreement.  This Agreement, the Plan and the Employment Agreement between the Company and the Participant constitute the entire agreement between the parties with respect to the subject matter hereof and thereof.

Section 19.        Fractional Shares.  No fractional shares shall be delivered under this Agreement and any fractional shares shall be rounded down to the nearest whole share

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written above.

Frontier Communications Parent, Inc.

By:
Name:
Title:

PARTICIPANT

Participant’s Signature Date
Name:

[Signature Page to Restricted Stock Unit Award Agreement]